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[Letterhead of Red Hot Law Group]

                               November 12, 1999



Professional Transportation Group Ltd., Inc.
1950 Spectrum Circle
Suite B-100
Marietta, Georgia 30067


Ladies and Gentlemen:


     We have acted as counsel to Professional Transportation Group Ltd., Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, covering the offering of up to 1,200,000 shares (the "Shares") of the Company's common stock, no par value per share by the selling securityholders named in the Registration Statement, including (i) up to 1,000,000 shares that they may acquire upon conversion of the Company's 4% convertible Series A preferred stock and (ii) up to 200,000 shares that they may acquire upon exercise of warrants to purchase shares of common stock. In connection therewith, we have examined such corporate records, certificates of public officials and other documents and records as we have considered necessary or proper for the purpose of this opinion.

     Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares, when issued and delivered as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                  Very truly yours,

                                  /s/ Red Hot Law Group of Ashley LLC

                                  Red Hot Law Group of Ashley LLC